Exhibit 23.1




                  CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of TECO Energy, Inc. on Form S-3 (File No. 333-46951) of our report dated January 15, 1998, except for certain information included in Notes L and I, for which the dates are January 27, 1998 and March 10, 1998, respectively, on our audits of the consolidated financial statements of TECO Energy, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in TECO Energy's, Inc.'s 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."




                              /s/ Coopers & Lybrand L.L.P
                                  Coopers & Lybrand L.L.P.



Tampa, Florida
March 31, 1998